Exhibit 10.3

FORM B - ANNUAL RSU AWARD GRANT

WRIGHT MEDICAL GROUP N.V.

AMENDED AND RESTATED 2010 INCENTIVE PLAN

STOCK GRANT CERTIFICATE

(IN THE FORM OF A RESTRICTED STOCK UNIT)

Wright Medical Group N.V., a public limited liability company organized under the laws of The Netherlands (the “Company”), in accordance with the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as such plan may be amended from time to time (the “Plan”), hereby grants to the individual named below, who shall be referred to as “Grantee”, a stock grant in the form of a restricted stock unit (the “Stock Grant”) for the number of shares of Stock as indicated below, which Stock Grant and the issuance of such underlying shares of Stock shall be subject to all of the terms and conditions of this Stock Grant Certificate, which include the Terms and Conditions (the “Terms and Conditions”) and any addendum established pursuant to Section 19 of the Terms and Conditions (the “Addendum”), as well as the terms and conditions of the Plan. This grant has been made as of the grant date indicated below, which shall be referred to as the “Grant Date”.

Grant Number:	[ ]

Grantee:	[NAME]

Grant Date:	[DATE]

Total Number of Shares of Stock Subject to Stock Grant:	[ ] shares of Stock, subject to adjustment as provided in the Plan.

Vesting Schedule:	Except as otherwise provided in the Terms and Conditions, Grantee’s interest in the shares of Stock subject to this Stock Grant shall vest and be issued in four (4) as equal as possible installments on June 1st of each year following the Grant Date (each such date, a “Scheduled Vesting Date”).

TERMS AND CONDITIONS

1. Plan and Stock Grant Certificate. This Stock Grant is subject to these Terms and Conditions and the Plan. If a determination is made that any provisions of these Terms and Conditions is inconsistent with the Plan, the Plan shall control. All of the capitalized terms used in these Terms and Conditions not otherwise defined herein shall have the same meaning as defined in the Plan. A copy of the Plan and the U.S. prospectus for the Plan have been delivered to Grantee together with the Stock Grant Certificate.

2. Shareholder Status. Grantee shall have no rights as a shareholder of the Company with respect to the shares of Stock subject to this Stock Grant until such shares have been issued pursuant to Section 3 of these Terms and Conditions. Notwithstanding the generality of the foregoing, Grantee shall not be entitled to vote any of the shares of Stock subject to this Stock Grant, or otherwise exercise any incidents of ownership with respect to such shares of Stock until such shares have been issued pursuant to Section 3 of these Terms and Conditions but shall be entitled to dividend equivalents with respect to dividends declared on Stock and such dividend equivalents shall vest and be delivered in the same manner as the shares of Stock subject to this Stock Grant.

3. Vesting and Conditions to Issuance of Shares of Stock; Forfeiture.

(a)	Vesting and Conditions to Issuance of Shares of Stock. Except as otherwise provided under these Terms and Conditions, Grantee’s interest in the shares of Stock subject to this Stock Grant shall vest and be issued immediately thereafter in such increments and at such times as indicated in the Vesting Schedule set forth in the Stock Grant Certificate and as provided in Section 12 of the Plan.

(b)	Forfeiture of Rights to Receive Unissued Shares of Stock.

(1)

If Grantee’s continuous employment or service relationship (including service as an employee or as a consultant) with the Company terminates for any reason whatsoever before his or her interest in all of the shares of Stock subject to this Stock Grant have vested and become issuable under Section 3(a), then Grantee shall (except as provided in Section 12 of the Plan) forfeit his or her rights to receive all of the remaining shares of Stock subject to this Stock Grant that have not vested and been issued as of the date Grantee’s employment or service relationship with the Company so terminates; provided however, that upon Grantee’s death, the interest of Grantee in the shares of Stock subject to this Stock Grant shall vest immediately and in full; and provided, further, that upon a Life Event (as hereinafter defined) occurring, the interest of Grantee in the shares of Stock subject to this Stock Grant shall vest immediately as to a pro rata percentage of the non-vested shares of Stock subject to this Stock Grant and scheduled to vest on the next Scheduled Vesting Date, with such proration based on the number of days during which Grantee was continuously employed by the Company or provided services to the Company beginning on the Grant Date, or if a Scheduled Vesting Date has occurred, the most recent Scheduled Vesting Date, and ending on the next applicable Scheduled Vesting Date, multiplied by the number of shares of Stock subject to this Stock Grant which were scheduled to vest on the next applicable Scheduled Vesting Date. For purposes of these Terms and Conditions, a “Life Event” shall mean Grantee’s Disability or Qualified Retirement. For purposes of these Terms and Conditions, a “Qualified Retirement” shall occur upon Grantee’s voluntary termination of employment from the Company or any Affiliate that employs Grantee, provided that on the date of the Grantee’s voluntary termination of employment, Grantee is sixty-five (65) years or older and Grantee has been continuously employed by the Company or any Affiliate that employs Grantee for five (5) or more years.

(2)	Notwithstanding Section 3(b)(1), if Grantee’s employment with the Company terminates before his or her interest in all of the shares of Stock subject to this Stock Grant have vested and become issuable under Section 3(a) but Grantee at such time then becomes an independent consultant to the Company, Grantee’s rights under these Terms and Conditions shall continue to vest in accordance with Section 3(a) so long as Grantee continues to provide services to the Company and such change in status does not constitute a “separation from service” under Section 409A of the Code.

(3)	Except in instances where Grantee becomes an independent consultant to the Company as provided in clause (2) above, Grantee’s employment termination date shall mean the last day that Grantee actively performs services in an employer-employee relationship for the Company, without regard to the reason for Grantee’s cessation of service and without regard to any advance notice period as may be otherwise provided under local law.

(c)	Affiliates. For purposes of these Terms and Conditions, any reference to the Company shall include any Affiliate that employs Grantee, and a transfer of Grantee’s employment or service relationship between the Company and any Affiliate of the Company or between any Affiliates of the Company shall not be treated as a termination of employment or service relationship under the Plan or these Terms and Conditions.

(d)	Effect of Actions Constituting Agreement Breach, Cause or Adverse Action. If Grantee is determined by the Committee, acting in its sole discretion, to have breached, in any material respect, its employment, consulting, confidentiality, non-compete, non-solicitation and/or assignment of inventions agreement with the Company or any Affiliate or to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of employment or other service with the Company, irrespective of whether such breach or action or the Committee’s determination occurs before or after termination of Grantee’s employment or other service with the Company and irrespective of whether or not Grantee was terminated as a result of such breach, Cause or Adverse Action, (i) all rights of Grantee under these Terms and Conditions shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind this Stock Grant and to require Grantee to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescission (including any dividend equivalents paid or other distributions made with respect to this Stock Grant). The Company shall be entitled to withhold and deduct from future wages of Grantee (or from other amounts that may be due and owing to Grantee from the Company) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. This Section 3(d) shall not apply following a Change in Control.

(e)

Clawback Policy. This Stock Grant and the shares of Stock issuable pursuant to this Stock Grant are subject to forfeiture or clawback by the Company to the extent required and allowed by law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes Oxley Act of 2002 and any implementing rules and regulations promulgated thereunder, and pursuant to any forfeiture, recoupment, clawback or similar policy of the Company, as such laws, rules, regulations and policy may be in effect from time to time. By accepting the Stock Grant under this Stock Grant Certificate, Grantee agrees and consents to the Company’s application, implementation and enforcement of (a) any clawback / recoupment policy and (b) any provision of applicable law relating to the cancellation, recoupment, rescission or payback of compensation and expressly agrees that the

Company may take such actions as are necessary to effectuate the recoupment policy (as applicable to Grantee) or applicable law without further consent or action being required by Grantee. For purposes of the foregoing, Grantee expressly and explicitly authorizes the Company to issue instructions, on Grantee’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Grantee’s shares of Stock and other amounts acquired under the Plan to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company. To the extent that the terms of this Stock Grant Certificate and the clawback / recoupment policy conflict, the terms of the clawback / recoupment policy shall prevail.

(f)	Sale of Business Unit. The Committee, in connection with the sale of any Affiliate, division or other business unit of the Company, may, within the Committee’s sole discretion, take any or all of the following actions if this Stock Grant or the rights under this Stock Grant will be adversely affected by such transaction:

(1)	Accelerate the time Grantee’s interest in the shares of Stock subject to this Stock Grant will vest and be issued under Section 3(a), or

(2)	Provide for vesting after such sale or other disposition.

(g)	EU Age Discrimination Rules. If Grantee is a local national of and is employed in a country that is a member of the European Union, the award of the Stock Grant and these Terms and Conditions are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of these Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

4. Change in Control. If there is a Change in Control of the Company, this Stock Grant shall be subject to the provisions of Section 12 of the Plan with respect to such Change in Control.

5. Issuance of Shares of Stock; Book-Entry or Stock Certificates.

(a)	Share Settlement. As soon as practicable, but not more than 30 days, after each date as of which shares of Stock subject to this Stock Grant become vested and issuable pursuant to Section 3, the

Company shall direct its transfer agent to issue such number of shares of Stock in the name of Grantee or a nominee in book entry; provided, however, that if the Grantee is a “specified employee,” as described in Section 409A of the Code and determined by the Company, then issuance of the shares of Stock subject to this Stock Grant that become vested and issuable pursuant to Section 3 due to the Grantee’s Qualified Retirement will be made within 30 days after the six-month anniversary of the Grantee’s termination of employment.

(b)	Cash Settlement. Notwithstanding anything in these Terms and Conditions to the contrary, the Company may, in its sole discretion, settle all or a portion of this Stock Grant in the form of a cash payment to the extent settlement in shares of Stock is prohibited under local law, would require Grantee and/or the Company to obtain the approval of any governmental and/or regulatory body in Grantee’s country of residence (and country of employment, if different) or is administratively burdensome. Alternatively, the Company may, in its sole discretion, settle all or a portion of this Stock Grant in the form of shares of Stock but require an immediate sale of such shares of Stock (in which case, these Terms and Conditions shall give the Company the authority to issue sales instructions on Grantee’s behalf).

(c)	Repatriation; Compliance with Laws. As a condition of the award of this Stock Grant, Grantee agrees to repatriate all payments attributable to the Stock Grant in accordance with local foreign exchange rules and regulations in Grantee’s country of residence (and country of employment, if different). In addition, Grantee agrees to take any and all actions, and consents to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and regulations in Grantee’s country of residence (and country of employment, if different). Finally, Grantee agrees to take any and all actions that may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in Grantee’s country of residence (and country of employment, if different).

6. Non-Transferable. The Stock Grant may not be assigned, transferred, pledged or hypothecated in any manner other than by will or the laws of descent or distribution.

7. Other Laws. The Company shall have the right to refuse to issue to Grantee or transfer shares of Stock subject to this Stock Grant if the Company, acting in its absolute discretion, determines that the issuance or transfer of such shares of Stock might constitute a violation by Grantee or the Company of any applicable law or regulation.

8. Income Tax and Social Insurance Contributions Withholding.

(a)	Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by Grantee is and remains Grantee’s responsibility and that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Grant, including the award of the Stock Grant, the vesting of the Stock Grant, and the settlement of the Stock Grant; and (ii) does not commit to structure the terms of the Stock Grant or any aspect of the Stock Grant to reduce or eliminate Grantee’s liability for Tax-Related Items. If Grantee becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country.

(b)	Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.

(1)	In this regard, by accepting this Stock Grant, Grantee hereby elects, effective on the date Grantee accepts this Stock Grant, to sell shares of Stock issued in respect of this Stock Grant in an amount determined in accordance with this Section and to allow the Agent (as defined below) to remit the cash proceeds of such sales to the Company as more specifically set forth below (a “Sell to Cover”) to permit Grantee to satisfy all Tax-Related Items to the extent the Tax Related Items are not otherwise satisfied pursuant to Section 8(b)(2), and in furtherance of the foregoing, hereby irrevocably appoints Bank of America Merrill Lynch or any stock plan service provider or brokerage firm designated by the Company for such purpose (the “Agent”) as Grantee’s Agent, and authorizes the Agent, to:

(A)

Sell on the open market at the then prevailing market price(s), on Grantee’s behalf, as soon as practicable on or after the date on which the shares of Stock are delivered to Grantee pursuant to Section 5(a) in connection with the vesting of this Stock Grant, the minimum number of shares of Stock (rounded up to the next whole number) sufficient to generate proceeds to cover the Tax-Related Items that is not otherwise satisfied pursuant to Section 8(b)(2) and all applicable fees and commissions due to, or required to be collected by, the Agent;

(B)	Remit directly to the Company or any Affiliate the cash amount necessary to cover the Tax-Related Items;

(C)	Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (A) above; and

(D)	Remit any remaining funds to Grantee.

(2)	Alternatively, or in addition to or in combination with the Sell to Cover provided for under Section 8(b)(1), Grantee authorizes the Company, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by the following means (or by a combination of the following means):

(A)	Requiring Grantee to pay to the Company any amount of the Tax-Related Items; and/or

(B)	Withholding any amount of the Tax-Related Items from Grantee’s wages or other cash compensation paid to Grantee by the Company; and/or

(C)

Withholding shares of Stock from the shares of Stock issued or otherwise issuable to Grantee in connection with this Stock Grant at Fair Market Value equal to the amount of the Tax-Related Items; provided, however, that the number of such shares of Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and provided, further, that if Grantee is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted to satisfy Rule 16b-3 of the Exchange Act) shall establish the method of withholding from the alternatives (A) - (C) herein and, if the Committee does not exercise its discretion prior to the Tax-Related Items withholding event, then Grantee shall be entitled to elect the method of withholding from the alternatives (A) - (C) herein.

(3)	Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in shares of Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, Grantee will be deemed to have been issued the full number of shares of Stock subject to the vested Stock Grant notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Grantee’s participation in the Plan. The Company may refuse to issue or deliver shares of Stock to Grantee if Grantee fails to comply with its obligations in connection with the Tax-Related Items.

(c)	Grantee acknowledges that the authorization and instruction to the Agent set forth in Section 8(b)(1)(A) above to sell shares of Stock to cover the Tax-Related Items is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (regarding trading of the Company’s securities on the basis of material nonpublic information) (a “10b5-1 Plan”). This 10b5-1 Plan is being adopted to permit Grantee to sell a number of shares of Stock issued upon settlement of vested Stock Grant sufficient to pay the Tax-Related Items. Grantee hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Stock that must be sold pursuant to this Section to satisfy Grantee’s obligations hereunder.

Grantee acknowledges that the Agent is under no obligation to arrange for the sale of shares of Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to Grantee’s account. Grantee further acknowledges that Grantee will be responsible for all brokerage fees and other costs of sale, and

Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. Grantee acknowledges that it may not be possible to sell shares of Stock during the term of this 10b5-1 Plan due to (a) a legal or contractual restriction applicable to Grantee or to the broker, (b) a market disruption, (c) rules governing order execution priority on the NASDAQ or other exchange where the shares of Stock may be traded, (d) a sale effected pursuant to this 10b5-1 Plan that fails to comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act, or (e) if the Company determines that sales may not be effected under this 10b5-1 Plan. In the event of the Agent’s inability to sell shares of Stock, Grantee, will continue to be responsible for the Tax-Related Items.

Grantee hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. Grantee acknowledges that this 10b5-1 Plan is subject to the terms of any policy adopted now or hereafter by the Company governing the adoption of 10b5-1 plans. The Agent is a third party beneficiary of Section 8(b)(1)(A) and this 10b5-1 Plan.

Grantee’s election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. This 10b5-1 Plan shall terminate not later than the date on which all Tax-Related Items arising from the vesting of this Stock Grant and the related issuance of shares of Stock have been satisfied.

9. Data Privacy Consent. Pursuant to applicable personal data protection laws, the Company hereby notifies Grantee of the following in relation to Grantee’s personal data and the collection, use, processing and transfer of such data in relation to the Company’s award of the Stock Grant and Grantee’s participation in the Plan. The collection, processing and transfer of Grantee’s personal data is necessary for the Company’s administration of the Plan and Grantee’s participation in the Plan. Grantee’s denial and/or objection to the collection, processing and transfer of personal data may affect Grantee’s participation in the Plan. As such, Grantee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company holds certain personal information about Grantee, including Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all equity awards or any other entitlement to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by Grantee or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in Grantee’s country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Grantee’s participation in the Plan.

The Company will transfer Data as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Grantee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of Stock acquired pursuant to the Plan.

Grantee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and Grantee’s participation in the Plan. Grantee may seek to exercise these rights by contacting Grantee’s local HR manager or the Company’s Human Resources Department.

10. No Right to Continue Employment or Service. None of the Plan, this Stock Grant Certificate, or any related material shall give Grantee the right to remain employed by the Company or any Affiliate or to continue in the service of the Company or any Affiliate in any other capacity.

11. Venue. For purposes of litigating any dispute that arises under this Stock Grant or these Terms and Conditions, the parties hereby submit to and consent to the jurisdiction of the State of Tennessee, agree that such litigation shall be conducted in the courts of Shelby County, Tennessee, or the federal courts for the United States for the Western District of Tennessee.

12. Binding Effect. This Stock Grant Certificate shall be binding upon the Company and Grantee and their respective heirs, executors, administrators and successors.

13. Headings and Sections. The headings contained in these Terms and Conditions are for reference purposes only and shall not affect in any way the meaning or interpretation of these Terms and Conditions. All references to sections herein shall be to sections of these Terms and Conditions unless otherwise expressly stated as part of such reference.

14. Nature of the Grant. In accepting this Stock Grant, Grantee acknowledges that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company in its sole discretion at any time, unless otherwise provided in the Plan or these Terms and Conditions;

(b)	the award of the Stock Grant is voluntary and occasional and does not create any contractual or other right to receive a future Stock Grant, or benefits in lieu of a Stock Grant, even if the Stock Grant has been granted repeatedly in the past;

(c)	all decisions with respect to future Stock Grants, if any, will be at the sole discretion of the Company;

(d)	Grantee is voluntarily participating in the Plan;

(e)	the Stock Grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of Grantee’s employment contract, if any;

(f)	the Stock Grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Company;

(g)	in the event that Grantee is not an employee of the Company, the Stock Grant will not be interpreted to form an employment contract or relationship with the Company;

(h)	the future value of the underlying shares of Stock subject to this Stock Grant is unknown and cannot be predicted with certainty and if Grantee vests in the Stock Grant and is issued the shares of Stock, the value of those shares may increase or decrease;

(i)	neither the Company, nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the local currency of Grantee’s country of residence and the U.S. dollar that may affect the value of the Stock Grant or of any amounts due to Grantee pursuant to the settlement of the Stock Grant or the subsequent sale of any shares of Stock acquired upon settlement of the Stock Grant;

(j)	in consideration of the award of the Stock Grant, no claim or entitlement to compensation or damages shall arise from termination of the Stock Grant or diminution in value of the Stock Grant or shares of Stock acquired upon vesting of the Stock Grant resulting from termination of Grantee’s employment or service by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Stock Grant Certificate, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(k)	in the event of termination of Grantee’s employment or service (whether or not in breach of local labor laws), Grantee’s right to receive the Stock Grant and vest in the Stock Grant under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed or providing service and will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of Grantee’s employment or service (whether or not in breach of local labor laws), Grantee’s right to vest in the Stock Grant after such termination, if any, will be measured by the date of termination of Grantee’s active employment or service and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Grantee is no longer actively employed or providing service for purposes of his or her Stock Grant;

(l)	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan, or Grantee’s acquisition or sale of the underlying shares of Stock; and

(m)	Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the Stock Grant.

15. Private Placement. If Grantee is resident and/or employed outside of the United States, the award of the Stock Grant is not intended to be a public offering of securities in Grantee’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Stock Grant is not subject to the supervision of the local securities authorities.

16. Insider Trading/Market Abuse Laws. Grantee’s country of residence may have insider trading and/or market abuse laws that may affect the Grantee’s ability to acquire or sell shares of Stock under the Plan during such times Grantee is considered to have “inside information” (as defined in the laws in Grantee’s country of residence). These laws may be the same or different from any Company insider trading policy. Grantee acknowledges that it is Grantee’s responsibility to be informed of and compliant with such regulations, and Grantee is advised to consult with Grantee’s personal advisors for additional information.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Grant to Grantee under the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. English Language. If Grantee is resident and/or employed outside of the United States, Grantee acknowledges and agrees that it is Grantee’s express intent that this Stock Grant Certificate, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Grant, be drawn up in English. If Grantee has received this Stock Grant Certificate, the Plan or any other documents related to the Stock Grant translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

19. Addendum. Notwithstanding any provisions of these Terms and Conditions to the contrary, the Stock Grant shall be subject to any special terms and conditions for Grantee’s country of residence (and country of employment, if different), as are forth in the applicable Addendum to these Terms and Conditions. Further, if Grantee transfers residence and/or employment to another country reflected in an Addendum to these Terms and Conditions, the special terms and conditions for such country will apply to Grantee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Stock Grant and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Grantee’s transfer). Any applicable Addendum shall constitute part of the Terms and Conditions.

20. Additional Requirements. The Company reserves the right to impose other requirements on the Stock Grant, any payment made pursuant to the Stock Grant, and Grantee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Stock Grant and the Plan. Such requirements may include (but are not limited to) requiring Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

21. Section 409A. This Stock Grant is intended to comply with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), or an exemption thereunder and shall be construed and administered consistent with such intention. A termination of employment under this Stock Grant shall not be deemed to have occurred for purposes of any provision unless such termination constitutes a “separation from service” under Section 409A of the Code and references to a termination of employment shall mean “separation from service.” A Disability under Section 3(b)(1) must constitute a “disability” under Section 409A of the Code. To the extent this Stock Grant constitutes a deferral of compensation subject to Section 409A of the Code and if there is a change in the time of payment upon a Change in Control, then, solely for purposes of applying such change in the time of payment, a Change in Control shall be deemed to have occurred only if the event would also constitute a change in ownership or effective control of, or a change in ownership of a substantial portion of the assets of, the Company under Section 409A of the Code.

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WRIGHT MEDICAL GROUP N.V.

AMENDED AND RESTATED 2010 INCENTIVE PLAN

ADDENDUM TO

THE TERMS AND CONDITIONS

In addition to the provisions of the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as such plan may be amended from time to time (the “Plan”), and the Stock Grant Certificate (the “Stock Grant Certificate”), the Stock Grant is subject to the following additional terms and conditions as set forth in this addendum to the Terms and Conditions to the extent Grantee resides and/or is employed in one of the countries addressed herein (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Stock Grant Certificate. To the extent Grantee transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to Grantee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Stock Grant and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Grantee’s transfer).

AUSTRALIA

1. Stock Grant Conditioned on Satisfaction of Regulatory Obligations. If Grantee is (a) a director of an Affiliate incorporated in Australia, or (b) a person who is a management-level executive of an Affiliate incorporated in Australia and who also is a director of an Affiliate incorporated outside of Australia, the award of the Stock Grant is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.

BRAZIL

1. Commercial Relationship. Grantee expressly recognizes that Grantee’s participation in the Plan and the Company’s grant of the Stock Grant does not constitute an employment relationship between Grantee and the Company. Grantee has been granted the Stock Grant as a consequence of the commercial relationship between the Company and the local Affiliate in Brazil that employs Grantee, and the local Affiliate in Brazil is Grantee’s sole employer. Based on the foregoing, (a) Grantee expressly recognizes the Plan and the benefits Grantee may derive from participation in the Plan do not establish any rights between Grantee and the local Affiliate in Brazil, (b) the Plan and the benefits Grantee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the local Affiliate in Brazil, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of Grantee’s employment with the local Affiliate in Brazil.

2. Extraordinary Item of Compensation. Grantee expressly recognizes and acknowledges that Grantee’s participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as Grantee’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Stock Grant Certificate, and this Addendum. As such, Grantee acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue Grantee’s participation in the Plan at any time and without any liability. The value of the Stock Grant is an extraordinary item of compensation outside the scope of Grantee’s employment contract, if any. The Stock Grant is not part of Grantee’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the local Affiliate in Brazil.

BY SIGNING BELOW, GRANTEE ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE TERMS AND CONDITIONS, THE PLAN AND THIS ADDENDUM.

Signature

Printed Name

Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF WRIGHT AS SOON AS REASONABLY POSSIBLE BUT NO LATER THAN 10 DAYS AFTER THE GRANT DATE.

CANADA

1. Settlement in Shares of Stock. Notwithstanding anything to the contrary in the Terms and Conditions or the Plan, the Stock Grant shall be settled only in shares of Stock (and may not be settled via a cash payment).

FRANCE

1. English Language. Grantee acknowledges and agrees that it is Grantee’s express intent that the Terms and Conditions, the Stock Grant Certificate, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Grant, be drawn up in English. If Grantee has received the Terms and Conditions, the Stock Grant Certificate, the Plan or any other documents related to the Stock Grant translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue Anglaise. Le Bénéficiaire reconnaît et accepte que c’est son intention expresse que les Termes et Conditions, le Certificat d’Attribution d’Actions, le Plan et tous autres documents exécutés, avis donnés et procédures judiciaires intentées dans le cadre de l’Attribution d’Actions soient rédigés en anglais. Si le Bénéficiaire a reçu les Termes et Conditions, le Certificat d’Attribution d’Actions, le Plan ou tous autres documents relatifs à l’Attribution d’Actions dans une autre langue que l’anglais et si la signification de la version traduite est différente de la version anglaise, la version anglaise prévaudra.

BY SIGNING BELOW, GRANTEE ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE TERMS AND CONDITIONS, THE STOCK GRANT CERTIFICATE THE PLAN AND THIS ADDENDUM.

Signature

Printed Name

Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF WRIGHT AS SOON AS REASONABLY POSSIBLE BUT NO LATER THAN 10 DAYS AFTER THE GRANT DATE.

HONG KONG

1. IMPORTANT NOTICE. WARNING: The contents of the Stock Grant Certificate, the Addendum, the Plan, and all other materials pertaining to the Stock Grant and/or the Plan have not been reviewed by any regulatory authority in Hong Kong. Grantee is hereby advised to exercise caution in relation to the offer thereunder. If Grantee has any doubts about any of the contents of the aforesaid materials, Grantee should obtain independent professional advice.

2. Nature of the Plan. The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the Stock Grant shall be null and void.

3. Settlement in Shares of Stock. Notwithstanding anything to the contrary in the Terms and Conditions or the Plan, the Stock Grant shall be settled only in shares of Stock (and may not be settled via a cash payment).

4. Wages. The Stock Grant and the shares of Stock subject to the Stock Grant do not form part of Grantee’s wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

NETHERLANDS

1. Waiver of Termination Rights. As a condition to the award of the Stock Grant, Grantee hereby waives any and all rights to compensation or damages as a result of the termination of Grantee’s employment with the Company or any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) Grantee ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

SINGAPORE

1. Securities Law Information. The award of the Stock Grant is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “Act”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. The Grantee should note that, as a result, the Stock Grant is subject to section 257 of the SFA and accordingly, the Plan, the Stock Grant Certificate, this Addendum and any other document or material in connection with the award of the Stock Grant and the acquisition of shares of Stock pursuant to the Stock Grant may not be circulated or distributed, nor may the Stock Grant be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to a qualifying person under Section 273(1)(f) of the Act or (b) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

UNITED KINGDOM

1. Income Tax and Social Insurance Contribution Withholding. The following provisions shall replace Section 8 of the Terms and Conditions:

(a) Regardless of any action the Company takes with respect to any or all income tax and primary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or vesting of the Stock Grant, or the release or assignment of the Stock Grant for consideration, or the receipt of any other benefit in connection with the Stock Grant (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by Grantee is and remains Grantee’s responsibility and that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Grant, including the award of the Stock Grant, the vesting of the Stock Grant, the settlement of the vested Stock Grant, the subsequent sale of any shares of Stock acquired pursuant to the Stock

Grant, and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the Stock Grant or any aspect of the Stock Grant to reduce or eliminate Grantee’s liability for Tax-Related Items. If Grantee becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country.

(b) As a condition of settling the Stock Grant following the date of vesting, the Company shall be entitled to withhold and Grantee agrees to pay, or make adequate arrangements satisfactory to the Company to satisfy, all obligations of the Company to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by Grantee from any salary/wages or other cash compensation paid to Grantee by the Company. Alternatively, or in addition, if permissible under local law, Grantee authorizes the Company, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by Grantee by one or a combination of the following: (i) withholding otherwise deliverable shares of Stock; (ii) arranging for the sale of shares of Stock otherwise deliverable to Grantee (on Grantee’s behalf and at Grantee’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of any shares of Stock acquired upon the vesting of the Stock Grant. If the obligation for Tax-Related Items is satisfied by withholding a number of whole shares of Stock as described herein, Grantee shall be deemed to have been issued the full number of whole shares of Stock issued upon vesting of the Stock Grant, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Stock Grant.

(c) If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), Grantee has relocated to a country other than the United Kingdom, Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country, including the United Kingdom. Grantee also agrees that the Company may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which Grantee may have to recover any overpayment from the relevant tax authorities.

(d) Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days after the end of the UK tax year in which the Chargeable Event occurs or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), Grantee agrees that the amount of any uncollected Tax-Related Items shall (assuming Grantee are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by Grantee to the Company, effective on the Due Date. Grantee agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if Grantee fails to comply with Grantee’s obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver any shares of Stock acquired under the Plan.

2. Exclusion of Claim. Grantee acknowledges and agrees that Grantee will have no entitlement to compensation or damages in consequence of the termination of Grantee’s employment with the Company for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from Grantee’s ceasing to have rights under or to be entitled to vesting of the Stock Grant as a result of such termination, or from the loss or diminution in value of the Stock Grant. Upon the award of the Stock Grant, Grantee shall be deemed to have irrevocably waived any such entitlement.

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WRIGHT MEDICAL GROUP N.V.

By:
Name:	Robert J. Palmisano
Title:	President and Chief Executive Officer

*        *        *         *        *

Grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Stock Grant subject to all of the terms and provisions hereof and thereof. Grantee has reviewed this Stock Grant Certificate and the Plan in their entirety, has had an opportunity to obtain the advice of counsel and fully understands all provisions of this Stock Grant Certificate and the Plan. Grantee also acknowledges receipt of the U.S. prospectus for the Plan.

Dated:	Signed:
Name:
Address: